Exhibit 10.1

Mack-Cali Realty Corporation Clawback Policy

I.	Policy Overview. The Board of Directors (the “Board”) of Mack-Cali Realty Corporation (the “Company”) believes that it is in the best interests of the Company and its shareholders to create and maintain a culture that emphasizes integrity and accountability. The Board has therefore adopted this Clawback Policy (this “Policy”) which provides for the recoupment of certain management compensation (“Incentive Compensation” as defined below) from certain employees of the Company (“Covered Employees” as defined below) in the event of a restatement of the Company’s reported financial results in the circumstances described below. This Policy will be administered by the Board or a committee of the Board designated to act for the Board on any matter that the Board determines is or may be covered by this Policy (the “Administrator”).

It is the Company’s policy that, subject to the discretion and approval of the Administrator (acting consistent with its legal and fiduciary obligations), the Company shall, to the extent permitted by governing law, recover or cancel all or a portion of any Incentive Compensation awarded to any Covered Employees of the Company where the Administrator has determined that:

a.	the Company is required to prepare an accounting restatement of the Company’s consolidated financial statements due to the material non-compliance by the Company with any financial reporting requirement under the securities laws (other than a restatement the Administrator determines (i) is required or permitted under generally accepted accounting principles in connection with the adoption or implementation of a new accounting principle or interpretation, or (ii) is caused by the Company’s decision to change its accounting practice as permitted by applicable law);

b.	fraud or willful misconduct contributed, either directly or indirectly, to the non-compliance that resulted in the obligation to restate the Company’s consolidated financial statements; and

c.	a lower incentive-based compensation award would have been made to one or more executive officers based upon the restated financial results.

In such instance, the Administrator shall have the right, as to any Covered Employee, to cause the Company to require the reimbursement by the Covered Employee, to the extent permitted by governing law, of the Incentive Compensation received by them that the Administrator determines was received in excess of the amount that would have been received based upon the Restatement (such excess, the “Overpayment”).

This Policy applies to any Overpayment received by a Covered Employee after the Effective Date of this Policy based on the affected consolidated financial statements for up to three years after an incentive-based compensation award is earned. This Policy permits the Company to recover an Overpayment from a Covered Employee irrespective of whether the affected Covered Employee is the person who committed the fraud or willful misconduct.

II.	Certain Definitions. For purposes of this Policy, the following terms will have the meanings set forth below:

a.	“Covered Employee” means any current or former officer of the Company, Mack-Cali Realty, L.P. or any of their subsidiaries or any current or former employee of the Company, Mack-Cali Realty, L.P. or any of their subsidiaries required by the Company to provide backup certifications for quarterly financial reports.

b.	“Effective Date” means April 6, 2021.

c.	“Incentive Compensation” means any of the following; provided that, such compensation is granted, awarded, earned, or vested based wholly or in part on the attainment of a financial reporting measure: (i) annual bonuses and other short- and long-term cash incentives; and (ii) equity and equity-based awards, whether issued under the Company’s equity incentive plans or otherwise, including, without limitation, long-term incentive plan (“LTIP”) units issued by Mack-Cali Realty, L.P.

III.	Administration

The Administrator shall have sole discretion to make all determinations under this Policy, including but not limited to (i) whether or not to cause the Company to pursue reimbursement under this Policy, (ii) what Incentive Compensation is subject to reimbursement and the timing, amount and form of any reimbursement, subject to applicable law and the terms of this Policy, which may include, without limitation, the recoupment of previously paid cash bonus amounts, previously awarded equity or equity-based awards (whether vested or unvested), or proceeds realized from the sale of shares or units. In determining whether or not to cause the Company to pursue reimbursement under this Policy, the Administrator may take into account all facts and circumstances, including:

•	The extent to which the Covered Employee’s conduct was responsible for the Restatement;

•	The materiality of the Restatement and any effect on prior or future accounting periods;

•	The effect and availability of all remedies, including adjustment of future compensation and termination of employment;

•	The findings or holdings of any court, arbitrator or similar authority, although the Administrator shall not be bound thereby;

•	Any penalties or punishments imposed or asserted by third parties, such as law enforcement agencies, regulators or other authorities, or private plaintiffs;

•	Whether the assertion of a claim against a Covered Employee may violate applicable law;

•	The passage of time since the occurrence of any act in respect of the applicable fraud or misconduct; and

•	Any other applicable facts and circumstances that the Administrator deems relevant.

If the Administrator determines to seek reimbursement pursuant to this Policy, it shall provide the Covered Employee written notice and the opportunity to be heard at a meeting of the Administrator.

Each Covered Employee will be required to agree in writing (i) to be bound by this Policy (for example, the grant of future awards under any Incentive Plan following the Effective Date will be conditioned upon acknowledgement of, and agreement to, this Policy), and (ii) not to seek indemnification or contribution from the Company for any amounts reimbursed or clawed back.

The Board may amend this Policy from time to time, including, without limitation, to address the requirements of any stock exchange or to effectuate any “clawback” or recoupment of incentive compensation provisions required under any final regulations promulgated by the Securities and Exchange Commission pursuant to Section 954 of the Dodd-Frank Act or other applicable law. The validity, construction, and effect of this Policy and any determinations relating to this Policy shall be construed in accordance with the laws of the State of Maryland without regard to its conflicts of laws principles. The Administrator (and each member thereof) shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any officer or employee of the Company, legal counsel, independent auditors, consultants or any other agents assisting in the administration of this Policy. This Policy shall be in addition to any other remedies that may be available to the Company under applicable law and shall be binding on the Covered Employees and their beneficiaries. The failure to exercise any rights under any provision of this Policy at any time shall in no way be construed as a waiver of any such provision by the Administrator, the Board, or the Company, or limit the ability of the Administrator, the Board, or the Company to exercise its rights under this Policy at any time.